Exhibit 99.1

(Andrx Logo)

ANDRX CORPORATION REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER OF 2002

RESULTS INCLUDE $41 MILLION CHARGE RELATED TO PRE-LAUNCH INVENTORIES OF GENERIC PRILOSEC

     FORT LAUDERDALE, Fla, October 31, 2002 — Andrx Corporation (Nasdaq: ADRX) (“Andrx” or the “Company”) today announced its financial results for the three and nine months ended September 30, 2002. For the 2002 third quarter, Andrx reported a net loss of $32.6 million, or $0.46 net loss per diluted share of Andrx common stock, compared to 2001 third quarter net income of $10.7 million. For the 2001 third quarter, of the $10.7 million of net income, $25.3 million of net income, or $0.35 net income per diluted share of Andrx common stock, was allocated to the Andrx Group and $14.6 million of net loss was allocated to the former Cybear Group class of stock. For the nine months ended September 30, 2002, Andrx reported a net loss of $59.4 million, compared to net income of $41.0 million for the nine months ended September 30, 2001. For the nine months ended September 30, 2002, of the $59.4 million of net loss, $54.0 million of total net loss, or $0.76 net loss per diluted share of Andrx common stock, was allocated to the Andrx Group and $5.4 million of total net loss was allocated to the former Cybear Group class of stock. For the nine months ended September 30, 2001, of the $41.0 million of net income, $68.6 million of net income, or $0.95 net income per diluted share of Andrx common stock, was allocated to the Andrx Group and $27.6 million of net loss was allocated to the former Cybear Group class of stock.

     Andrx’s operating results for the quarter ended September 30, 2002 were substantially negatively affected by the recent court decision that AstraZeneca plc’s (“Astra”) patents (Nos. ‘505 and ‘230) are valid, and that Andrx’s bioequivalent version of Prilosec® infringes those patents. As a result of this decision, which Andrx intends to appeal, the Company recorded a charge of $41.0 million, before the impact of the related income tax benefit of $14.3 million at a 35% effective tax rate, related to work-in process, finished goods and raw material inventories for its bioequivalent version of Prilosec. The results for the quarter ended September 30, 2002 also include an additional charge related to other unusable production inventories of $7.0 million, before income tax benefit. For the nine months ended September 30, 2002, results of operations include the previously disclosed estimated litigation settlements charge of $60.0 million, before income tax benefit, related to the Cardizem ®CD antitrust litigation.

     Andrx’s Chief Executive Officer, Richard J. Lane, commented: “While the Prilosec court decision was a significant disappointment, Andrx is an established company with multi-platforms, many products and a promising future. We recently submitted another ANDA for a controlled-release product with the FDA, bringing our total of pending ANDAs to 30, with an additional five ANDAs planned for submission by year-end 2002. We believe the launches of our bioequivalent versions of Wellbutrin SR®/Zyban® and Tiazac® are questions of when, not if, and we will continue to build inventories of these and other generic products prior to their launches. Our first internally developed branded product, Altocor™, is off to a solid start. Our SG&A will continue to increase as we build our sales force to 450 representatives by early 2003 to support Altocor and in anticipation of the launch of our second internally developed brand product, Metformin XT™, for which we expect to file an NDA prior to the end of this year.”

     Mr. Lane continued, “In just a few years, Andrx has grown from basically a two-product company to a manufacturer of eight products with many more to follow. This growth has required a continual investment in people, plant and equipment to manufacture all of the products that are in the late stage of our product development cycle, and despite the recent challenges, we will continue to take the appropriate steps necessary to maximize Andrx’s opportunities for the future. Our future is bright, and we view 2002 as a year of investments to ensure the creation of the revenue and earnings growth that our shareholders desire and deserve,” he concluded.

     Three Months Ended September 30, 2002 and 2001

     Revenues — Distributed Products

     On a sequential basis, net sales of distributed products increased by 9.5% to $133.0 million for the third quarter of 2002, from $121.5 million in the second quarter of 2002. Net sales of distributed products were $133.8 million in the third quarter of 2001.

     Revenues — Andrx Products

     For the third quarter of 2002, net sales of Andrx products were $54.1 million, as compared to $72.7 million for the third quarter of 2001. Third quarter 2002 net sales of Andrx products consisted of $48.7 million of Andrx bioequivalent products and $5.4 million of Andrx brand products, as compared to $56.3 million of Andrx bioequivalent products and $16.4 million of Andrx brand products for the third quarter of 2001.

     For the third quarter of 2002, net sales of Andrx bioequivalent products of $48.7 million included Andrx’s bioequivalent versions of Cardizem CD, Dilacor® XR, Ventolin® metered dose inhalers, Glucophage®, K-Dur®, and beginning in September 2002, Naprelan®; as compared to $56.3 million in net sales of Andrx bioequivalent products in the 2001 third quarter. The decrease in net sales of Andrx bioequivalent products for the third quarter of 2002, as compared to the third quarter of 2001, resulted primarily from a significant decline in net sales of Andrx’s bioequivalent version of Ventolin and a modest decline in net sales of Andrx’s bioequivalent version of Cardizem CD, which was in part offset by net sales of Andrx’s bioequivalent version of Glucophage, K-Dur and Naprelan, all of which were launched in 2002. Sales of Andrx’s bioequivalent version of Naprelan did not significantly contribute to Andrx’s results of operations for the 2002 third quarter.

     For the third quarter of 2002, net sales of Andrx brand products were $5.4 million, as compared to $16.4 million in the third quarter of 2001. Net sales in the third quarter of 2002 included net sales generated from the Entex® (cough and cold), Embrex™ (prenatal vitamins), and Anexsia® (pain) product lines and, beginning in July 2002, net sales of Altocor, the Company’s first internally developed brand product. The decrease in third quarter 2002 net sales, as compared to the third quarter of 2001, is primarily the result of a lower level of net sales from the cough and cold product line, primarily Entex products, and the absence of net sales from the Histex product line, which was sold during the second quarter of 2002. In the third quarter of 2002, the Company recorded approximately $1.4 million in net sales of Altocor on approximately $10.5 million (estimated net sales value) of shipments. Given the recent market introduction of the product, the limited amount of prescription and product return history, and sales terms and other incentives granted to customers in connection with the product launch, including the right of return of initial stocking, the Company has deferred recognition of the net sales and cost of goods sold relating to a significant portion of the third quarter 2002 Altocor shipments.

     Revenues — Other

     In the third quarter of 2002, Andrx generated $2.6 million in other revenues, compared to $7.7 million for the same period last year. Other revenues for the 2002 third quarter primarily represented revenues from contract manufacturing at Andrx’s Massachusetts facility and also included revenues generated by Andrx’s Internet operations, primarily the Physicians’ Online ™ (“POL”) web portal. Other revenues for the 2001 third quarter included $3.0 million from Geneva Pharmaceuticals, Inc., from an agreement which was terminated in October 2001.

     Gross Profit/Gross Margin

     During the third quarter of 2002, total gross profit generated from total revenues was $11.3 million, compared to total gross profit of $83.0 million for the 2001 third quarter. Such gross profit in the 2002 third quarter is net of the $41.0 million charge fully reserving for pre-launch inventories of Andrx’s bioequivalent version of Prilosec and an additional $7.0 million charge related to other unusable bioequivalent and brand production inventories.

     During the third quarter of 2002, net sales of distributed products generated $26.2 million of gross profit with a gross margin of 19.7%. For the same quarter in 2001, net sales of distributed products generated $20.4 million of gross profit with a gross margin of 15.3%. The 2002 third quarter includes the Company’s participation in the distribution of numerous generic products that now face competition from multiple generic manufacturers, which yield higher distribution gross margins, along with the benefit of other marketing opportunities. The 2001 third quarter included the high dollar volume, low gross margin distribution of generic Prozac®, for which the generic manufacturers enjoyed a 180-day market exclusivity period from August 2001 through February 2002.

     During the third quarter of 2002, net sales of Andrx products incurred a negative gross profit of $12.9 million. For the same quarter in 2001, net sales of Andrx products generated $56.2 million of gross profit with a gross margin of 77.3%. Within Andrx products, net sales of Andrx’s bioequivalent products resulted in a negative gross profit of $15.2 million in the third quarter of 2002 which includes, among other things, the $41.0 million charge fully reserving for pre-launch inventories of Andrx’s bioequivalent version of Prilosec. In the 2001 third quarter, net sales of Andrx’s bioequivalent products generated $43.2 million of gross profit with a gross margin of 76.6%. As previously disclosed, in order to maximize the Company’s commercial value of potential product launch opportunities, the Company initiated production of commercial quantities of certain products prior to final FDA approval and/or prior to satisfactory resolution of patent infringement litigation. In October 2002, the United States District Court for the Southern District of New York determined that Astra’s patents (Nos. ‘505 and ‘230) are valid, and the bioequivalent version of Prilosec developed by Andrx infringes those patents. As a result of this ruling, which Andrx intends to appeal, the Company recorded a charge of $41.0 million in the third quarter of 2002 to fully reserve the work-in process, finished goods and raw material inventories related to its bioequivalent version of Prilosec. As of September 30, 2002, the Company had approximately $23 million in raw materials, work-in process and finished goods inventories of bioequivalent products pending final FDA marketing approval and/or satisfactory resolution of patent infringement litigation, primarily consisting of bioequivalent versions of Wellbutrin SR/Zyban and Tiazac. In the normal course of production, during the 2002 third quarter, the Company incurred certain production failures related to pre-launch, as well as its currently marketed bioequivalent products and, accordingly, has recorded a charge of $5.9 million, included in cost of goods sold. Andrx has experienced and, in the near term, will continue to experience inefficiencies at its Florida manufacturing facilities. In the third quarter of 2002, Andrx incurred $1.1 million of manufacturing inefficiencies at its Andrx Park, Florida facility, which is included in cost of goods sold of its Andrx bioequivalent products. Within Andrx products, during the third quarter of 2002, Andrx’s brand products generated $2.3 million of gross profit with a gross margin of 42.7%, as compared to $13.0 million of gross profit with a gross margin of 79.5% in the 2001 third quarter. The third quarter of 2002 includes a charge of $1.1 million, recorded in brand cost of goods sold, related to production failures of Andrx brand products.

     Cost of goods sold also included operating costs for Andrx’s contract manufacturing operations in its Massachusetts facility which includes, among other things, $2.5 million of costs relating to under utilization of its manufacturing facility.

     Selling, General and Administrative (“SG&A”) Expenses

     SG&A expenses were $51.8 million, or 27.3% of total revenues, for the third quarter of 2002, compared to $43.5 million, or 20.3% of total revenues, for the third quarter of 2001. The increase in SG&A expenses in the third quarter of 2002, compared to the third quarter of 2001, was primarily due to changes in the product mix, legal costs, brand sales and marketing costs, costs related to Andrx’s Ohio distribution center, as well as corporate overhead, offset by a decrease in Internet operating expenses.

     Research and Development (“R&D”) Expenses

     R&D expenses were $12.2 million, or 22.5% of Andrx product sales, in the third quarter of 2002, compared to $11.3 million, or 15.5% of Andrx product sales, in the third quarter of 2001. R&D expenses reflect Andrx’s continued efforts in its ANDA (bioequivalent) and NDA (brand) development programs.

     Income Taxes

     In the third quarter of 2002, Andrx reported an income tax benefit of $17.6 million, or 35% of loss before income taxes. For the 2001 third quarter, income tax expense was $11.1 million, or 51% of income before income taxes. For the third quarter of 2001, Andrx provided income taxes in excess of the federal statutory tax rate of 35% primarily due to the effect of state income taxes and non-deductible goodwill write-offs and amortization, formerly reported in Cybear’s operating results.

     Nine Months Ended September 30, 2002 and 2001

     In the nine months ended September 30, 2002, the Company recorded an estimated litigation settlements charge of $60.0 million. During 2002, Aventis Pharmaceuticals, Inc. (“Aventis”) and Andrx entered into a binding settlement with the direct purchaser class of plaintiffs in the Cardizem CD antitrust litigation that is pending for multidistrict proceedings in the United States District Court for the Eastern District of Michigan. The settlement requires a total payment of $110 million by Aventis and Andrx to this class, and the split between these parties remains confidential. In anticipation of potentially reaching settlements with all other plaintiffs in the related consolidated litigations, Andrx’s results for the nine months ended September 30, 2002 include a litigation settlements charge of $60.0 million. Andrx is committed to vigorously litigating any of the cases that cannot be settled on a reasonable basis.

     In August 2002, Andrx management learned that an employee had made numerous improper entries that affected its customers’ balances and their agings in its accounts receivable records from 1999 to 2002 and, accordingly, the adequacy of the Company’s allowance for doubtful accounts receivable. After extensive investigation and analysis, including discussions with certain customers regarding past due amounts, the Company determined its related provision for bad debts (included in SG&A) was understated for 1999 through 2001 by $4.3 million. The Company assessed the impact of this charge on its consolidated financial position and results of operations for 2002 and the prior periods affected. After consideration of all of the facts and circumstances, and with the concurrence of its independent public accountants, Ernst & Young LLP, the Company recognized the full amount of the $4.3 million prior period misstatement in the second quarter of 2002, as the Company believes its impact is not material to any period affected.

     On June 28, 2002, the Company sold the trademarks, licenses and permits, marketing materials, packaging supplies and product and sample inventories including reformulations related to the Histex cough and cold product line. In addition, in connection with the sale, the buyer assumed liabilities related to all Histex products. For the nine months ended September 30, 2002, this transaction resulted in a pre-tax gain of $4.6 million, recorded in other income in the Company’s unaudited consolidated statements of operations.

     The income tax benefit for the nine months ended September 30, 2002 includes the reversal of a $7.2 million valuation allowance on deferred tax assets relating to certain net operating loss carryforwards.

     Operating results for the nine months ended September 30, 2001 include a write-off of $11.3 million of goodwill from Andrx’s Internet business, formerly reported in Cybear’s operating results.

     Basic and Diluted Weighted Average Shares Outstanding

     The basic and diluted weighted average number of shares of Andrx common stock outstanding for the three and nine months ended September 30, 2002 were 70.9 million and 70.7 million, respectively. As the Company incurred a net loss for the 2002 periods, all common stock equivalents were excluded from the diluted share computation since the effect was anti-dilutive. The basic weighted average number of shares of Andrx common stock outstanding for the three and nine month periods ended September 30, 2001 were 70.2 million and 69.9 million, respectively. The diluted weighted average number of shares of Andrx common stock outstanding for the three and nine months ended September 30, 2001 were 72.9 million and 72.6 million, respectively.

     The basic and diluted weighted average number of shares of Cybear common stock outstanding were 6.5 million for the quarter ended September 30, 2001. The basic and diluted weighted average number of shares of Cybear common stock outstanding were 6.7 million for the period from January 1, 2002 to May 17, 2002. For the nine months ended September 30, 2001, the basic and diluted weighted average number of shares of Cybear common stock outstanding were 5.5 million. Since Cybear was allocated a net loss for the 2002 and 2001 periods, all common stock equivalents were excluded from the diluted share computation as they were anti-dilutive. After May 17, 2002, no Cybear common stock was outstanding as a result of its conversion into Andrx common stock. Accordingly, Cybear’s results are no longer separately reported.

     Outlook

     Andrx anticipates that it will continue to face a number of issues, which adversely affect near term operating results. As the Company awaits FDA final marketing approval and/or satisfactory resolution of patent infringement litigation of its bioequivalent versions of Wellbutrin SR/Zyban, and Tiazac, it is continuing to manufacture commercial quantities of these products and plans to increase spending in the areas of R&D and brand SG&A.

     In its distribution business, revenue growth will continue to be primarily a function of new generic products launched by other generic manufacturers, offset by the level of price declines on existing distributed products. In the bioequivalent products business, future revenue growth will be generated from the launch of significant new products, as sales of Andrx’s current bioequivalent products are expected to remain relatively stable or decrease. With respect to the brand product business, Altocor, the Company’s first internally developed brand product, has recently been approved for an additional indication of coronary prevention. In addition, the Company is continuing its efforts to obtain marketing approval for Altocor in Europe and is exploring commercialization opportunities in certain European territories. The Company began to ship Altocor in the United States early in July 2002 and started promoting it to physicians by the end of July 2002. The Company shipped approximately $10.5 million (estimated net sales value) of Altocor predominantly as initial stocking in the third quarter of 2002. Given the recent market introduction of the product, the limited amount of prescription and product return history, and sales terms and other incentives granted to customers in connection with the product launch, including the right of return of initial stocking, the Company has deferred recognition of the net sales and cost of sales relating to a significant portion of such initial stocking shipments of Altocor. With Altocor’s launch, the Company entered a highly competitive market against brand pharmaceutical manufacturers having significantly larger and more experienced sales forces and greater financial resources dedicated to advertising and promotion. The Company currently has approximately 300 sales representatives and plans to increase its sales force to 450 sales representatives by early 2003. Net sales for Altocor and other brand products are subject to significant accounting estimates for, among other things, the ability of the Company’s sales force and its POL Internet web portal to promote such products to physicians, and other marketing initiatives to generate product demand and pull product through the distribution channel, and the Company’s ability to estimate future product returns.

     Net sales from Andrx’s other brand products can also be adversely affected by the introduction of generic versions or positively affected by the introduction by the Company of reformulated products or line extension. Additionally, net sales from Andrx’s cough and cold brand products are subject to seasonality. Since the Company expects to dedicate the majority of its sales force’s efforts primarily to Altocor, net sales of other Andrx brand products could be adversely affected in future periods. Andrx sold its Histex product line in June 2002.

     Andrx plans to continue to scale-up and build inventories of certain products which are yet to be launched and which are pending final FDA marketing approval and/or satisfactory resolution of patent infringement litigation. Andrx continues to incur inefficiencies at its Florida manufacturing facilities and under utilized manufacturing capacities at its Massachusetts manufacturing facility. Andrx continues to focus on improving its pharmaceutical operations in Florida in an effort to optimize efficiency. In its Massachusetts facility, Andrx continues to take measures to reduce certain levels of these under utilized manufacturing capacities and is exploring other alternatives for that operation. Additionally, Andrx continues to evaluate its current manufacturing capacities in relation to its long-term plans and is considering further expansion.

     SG&A will also continue to increase as a result of, among other things, the Altocor launch and related sales force and promotional activity, and the operations at Andrx’s Ohio distribution facility which commenced operations in September 2002. In the third quarter of 2002, the Company divested certain Internet operations, including Dr. Chart™ and @Rx™, and will continue to evaluate its POL web portal and other Internet assets in an effort to further streamline and consolidate such operations. The Company is also exploring other alternatives for its Internet businesses.

     The Company currently plans to invest approximately $18 million in R&D in the 2002 fourth quarter for a total of $52 million for the full year ending 2002. Accordingly, planned R&D expenses will be higher during the fourth quarter of 2002 than in the previous quarters of 2002. The Company anticipates submitting to the FDA an NDA for Metformin XT™ and five ANDAs during the balance of 2002, in addition to the one controlled-release ANDA already filed in the 2002 fourth quarter.

     Excluding the effect of $7.2 million of income tax benefit relating to the reversal of a valuation allowance on deferred tax assets, the Company believes its effective tax rate for 2002 will be approximately 35%.

     Though the timing remains uncertain, the Company remains optimistic that it will be able to introduce bioequivalent versions of Wellbutrin SR/Zyban and Tiazac during the fourth quarter of 2002. Future product introductions may also include other bioequivalent products, for which Andrx has submitted ANDAs to the FDA. These product launches are dependent on a number of factors including, among other things, scale-up, receipt of final FDA marketing approval and/or satisfactory resolution of litigation.

     Andrx’s operating results for the fourth quarter of 2002 will continue to be highly dependent on its ability to manufacture and generate net sales of its bioequivalent versions of Cardizem CD and to a lesser extent Dilacor XR, the market acceptance of Altocor and whether Andrx launches significant additional bioequivalent products. Andrx plans to build its sales force to 450 representatives by early 2003 to support its brand product sales efforts and will increase SG&A and R&D in the fourth quarter of 2002. In the absence of the launch of significant additional bioequivalent products, the Company anticipates it could incur a fourth quarter 2002 net loss of $5 million to $10 million. If the Company is able to launch its bioequivalent version of Tiazac and/or Wellbutrin SR/Zyban in the 2002 fourth quarter, and depending on the timing and circumstances of such launch(es), the Company anticipates generating net profit in fourth quarter of 2002.

     As of September 30, 2002, the Company had $157.2 million in cash, cash equivalents and investments available-for-sale, $336.7 million of working capital and no long-term debt. The Company believes that its existing capital resources will be sufficient to enable it to maintain its operations for the foreseeable future. The Company is currently pursuing a line of credit to provide for an added source of working capital.

     Conversion of Cybear Common Stock

     During the first quarter of 2002, Andrx determined that while it continued to see the value of Internet access to physicians, its Cybear Group business unit could not survive as a stand alone profit center tracked by a separate class of common stock. Therefore, Andrx Corporation exercised the rights in its Certificate of Incorporation to convert all of the outstanding shares of Cybear common stock into shares of Andrx common stock effective May 17, 2002 (the “Conversion”). Cybear common stock was issued in a September 2000 reorganization to track the performance of Cybear Group, which represented the Internet businesses of Andrx Corporation. In the Conversion, each outstanding share of Cybear common stock was converted into 0.00964 of a share of Andrx common stock, which resulted in the issuance of approximately 65,000 shares of Andrx common stock. The Conversion ratio included a 25% premium on the value of the Cybear common stock, as provided by the terms of the Certificate of Incorporation.

     As a result of the Conversion, Cybear business operations have been folded into Andrx Corporation and Andrx Corporation only has one class of common stock outstanding which includes all of the businesses of Andrx Corporation and its subsidiaries. While the premium paid to the holders of Cybear common stock for the 2002 nine month period was not included in the Andrx or Cybear operating results, the premium associated therewith increased the total net loss allocated to holders of Andrx common stock by $526,000 in computing Andrx’s net loss per share and reduced the total net loss allocated to holders of Cybear common stock by $526,000 in computing Cybear Group’s net loss per share.

     Through the May 17, 2002 effective date of the Conversion, Andrx Corporation continued to allocate operating results to each class of common stock. For operating results related to periods subsequent to the Conversion, Andrx Corporation will (i) only report earnings (loss) per share for Andrx common stock which includes all of the former Cybear Group’s operating results from the effective date of the Conversion and (ii) will no longer report separate earnings (loss) per share for the former Cybear common stock.

     Webcast

     Investors will have the opportunity to listen to management’s discussion of this release in a conference call to be held on October 31, 2002 at 8:00 AM Eastern Time. This call is being webcast and can be accessed at Andrx’s website http://www.andrx.com. The webcast will be available for replay.

     About Andrx Corporation

     Andrx is engaged in the formulation and commercialization of oral controlled-release pharmaceuticals utilizing its proprietary drug delivery technologies. In its ANDA program, Andrx is developing generic versions of selected high sales volume controlled-release brand name pharmaceuticals. In its NDA program, Andrx is developing its own brand name formulations of certain existing drugs that it believes may be improved by the application of Andrx’s drug delivery technologies. Andrx also markets and distributes pharmaceutical products manufactured by third parties.

     Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, Andrx notes that there can be no assurance as to future operating results, the outcome of litigation or whether or when certain products will be launched, and that words such as “may,” “will,” “to,” “plan,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” or “continue” or the negative other variations thereof or comparable terminology are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risk and uncertainties. Andrx Corporation is subject to the risks and uncertainties described in its filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2001 and the Form 10-Q for the quarterly periods ended March 31, 2002 and June 30, 2002.

     This release and additional information about Andrx Corporation is also available on the Internet at: http://www.andrx.com.

Contacts:	Angelo C. Malahias, Senior Vice President & Chief Financial Officer Andrx Corporation Phone: 954-217-4500

Gale Blackburn Vice President of Investor Relations Andrx Corporation Phone: 954-217-4344

ANDRX CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except for share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2002	2001 (1)	2002 (1)	2001 (1)

Revenues
Distributed products	$133,020	$133,819	$381,567	$349,451
Andrx products	54,112	72,736	164,418	182,966
Other	2,611	7,680	7,619	20,022

Total revenues	189,743	214,235	553,604	552,439

Operating expenses
Cost of goods sold	178,405	131,190	434,810	330,679
Selling, general and administrative	51,751	43,453	139,495	107,811
Research and development	12,195	11,294	33,537	40,182
Litigation settlements	—	—	60,000	—
Goodwill write-off at Cybear	—	9,313	—	11,295

Total operating expenses	242,351	195,250	667,842	489,967

Income (loss) from operations	(52,608)	18,985	(114,238)	62,472
Other income	2,432	2,800	11,647	9,647

Income (loss) before income taxes	(50,176)	21,785	(102,591)	72,119
Income tax expense (benefit)	(17,561)	11,120	(43,155)	31,130

Net income (loss)	$(32,615)	$10,665	$(59,436)	$40,989

EARNINGS (LOSS) PER SHARE

ANDRX COMMON STOCK: (2)
Net income (loss) allocated to Andrx (includes Cybear subsequent to the May 17, 2002 Conversion)	$(32,615)	$25,251	$(53,492)	$68,621
Premium on Conversion of Cybear common stock	—	—	(526)	—

Total net income (loss) allocated to Andrx	$(32,615)	$25,251	$(54,018)	$68,621

Net income (loss) per share of Andrx common stock:
Basic	$(0.46)	$0.36	$(0.76)	$0.98

Diluted	$(0.46)	$0.35	$(0.76)	$0.95

Weighted average shares of Andrx common stock outstanding:
Basic	70,921,000	70,155,000	70,725,000	69,876,000

Diluted	70,921,000	72,941,000	70,725,000	72,614,000

CYBEAR COMMON STOCK: (2)
Net loss allocated to Cybear (through the May 17, 2002 Conversion)		$(14,586)	$(5,944)	$(27,632)
Premium on Conversion of Cybear common stock		—	526	—

Total net loss allocated to Cybear		$(14,586)	$(5,418)	$(27,632)

Basic and diluted net loss per share of Cybear common stock (3)		$(2.23)	$(0.80)	$(5.04)

Basic and diluted weighted average shares of Cybear common stock outstanding (3)		6,545,000	6,743,000	5,485,000

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation.

(2)	Effective May 17, 2002, all outstanding shares of Cybear common stock were converted to Andrx common stock. For periods subsequent to the Conversion, Andrx Corporation will only report earnings (loss) per share for Andrx common stock which includes all of the former Cybear’s operating results from the effective date of the Conversion and will no longer report separate earnings (loss) per share for the former Cybear common stock.

(3)	The basic and diluted weighted average shares of Cybear common stock outstanding and the basic and diluted net loss per share of Cybear common stock included herein for the period through May 17, 2002 and ended September 30, 2001 reflect the July 31, 2001 one-for-four reverse stock split for Cybear common stock.

ANDRX CORPORATION AND SUBSIDIARIES
Unaudited Condensed Consolidated Balance Sheets
(in thousands)

	September 30,	December 31,
	2002	2001 (1)

Assets
Cash, cash equivalents and investments available-for-sale	$157,188	$245,424
Accounts receivable, net	102,390	129,900
Inventories, net	161,017	163,348
Income tax receivable and deferred income tax assets, net	77,885	30,745
Other current assets	13,994	13,656

Total current assets	512,474	583,073
Property, plant and equipment, net	195,904	139,898
Goodwill, intangibles and other assets, net	68,454	66,243

Total assets	$776,832	$789,214

Liabilities and Stockholders’ Equity
Total current liabilities	$175,780	$136,238
Non-current liabilities	4,787	5,082

Total liabilities	180,567	141,320
Commitments and contingencies
Total stockholders’ equity	596,265	647,894

Total liabilities and stockholders’ equity	$776,832	$789,214

(1)	Certain prior period amounts have been reclassified to conform to the current period presentation.